Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI ANNOUNCES RESIGNATION OF DAVID NIERENBERG FROM ITS BOARD OF DIRECTORS

PORTLAND, Ore. - February 24, 2016 - Electro Scientific Industries, Inc. (Nasdaq: ESIO), an innovator in laser-based manufacturing solutions for the micro-machining industry, today announced that David Nierenberg has tendered his resignation as a member of the Board of Directors at ESI, effective February 22nd.
“We appreciate David’s six years of service on our Board of Directors, and for the unique perspective he brought to the Board as a long-time shareholder,” said Richard H. Wills, Chairman of the Board of ESI. “His governance and financial acumen were instrumental in support of ESI’s turnaround effort. I offer my profound thanks to David for his service to the company.”
During the last two years ESI has revamped and refocused the company strategy under the leadership of Ed Grady, CEO of ESI. In the last eighteen months four new Board members were added and the corporate governance practices were updated to be more in line with shareholder expectations. Rick Wills, an experienced technology executive, was made Chairman of the Board one year ago and worked with Mr. Nierenberg, as Chairman of the Nominating and Governance Committee, and the Board to put in place many of these changes.
The Nominating and Governance Committee of the Board has worked with management over the past year to align the skill set of the Board with the company strategy. “As we look forward and continue this effort we will be focused on strengthening the industry expertise on the Board that will enable us to build on our turnaround efforts and grow in our targeted markets,” concluded Wills.

About ESI, Inc.
ESI's integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI's laser-based manufacturing solutions feature the micro-machining industry's highest precision and speed, and target the lowest total cost of ownership. ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.